Report of Independent Registered Public Accounting Firm


To the Shareholders and
Board of Trustees of
Federated Global Allocation Fund

In planning and performing our audit of the financial statem ents of Federated Global Allocation Fund
(the "Fund") as of and for the year ended November 30, 2014, in accordance with the standards of the
Public Company Accounting Oversight Board (United States), we
 considered the Fund's internal
control over financial reporting, including controls over safe guarding securities, as a basis for designing our auditing procedures for the purpose of expressi ng our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing
an opinion on the effectiveness of the Fund's internal contro l over financial reporting. Accordingly, we express no such opinion.

Management of the Fund is responsible for establishing and ma intaining effective internal control over financial reporting. In fulfilling this responsibility, estim ates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control
over financial reporting is a process designed to provide rea sonable assurance regarding the reliability of financial reporting and the preparation of financial state ments for external purposes in accordance with generally accepted accounting principles. A company's int ernal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dis positions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of
financial statements in accordance with generally accepted ac counting principles, and that receipts and expenditures of the company are being made in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely
detection of the unauthorized acquisition, use, or disposition of the company's assets that could have a material affect on the financial statements.

Because of its inherent limitations, internal control over fin ancial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiv eness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of
compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exis ts when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basi
s. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financ ial reporting, such that there is a reasonable possibility that a material misstatement of the Fun d's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Fund's internal control over financi al reporting was for the limited purpose described in the first paragraph and would not necessarily di sclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting
Oversight Board (United States). However, we noted no deficien cies in the Fund's internal control over financial reporting and its operation, including controls over safeguarding securities that we
consider to be a material weakness as defined above as of Novem ber 30, 2014.

This report is intended solely for the information and use of m anagement and the Board of Trustees of Federated Global Allocation Fund and the Securities and Exchange
 Commission and is not intended to
be and should not be used by anyone other than those specified p arties.


/s/ KPMG LLP
Boston, Massachusetts
January 23, 2015